Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

LOANDEPOT, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Rule 457(a)	42,673,095	$1.24	$52,914,637.80	$153.10 per $1,000,000	$8,101.23
Total Offering Amounts					$52,914,637.80		$8,101.23
Total Fee Offsets							—
Net Fee Due							$8,101.23
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of Class A common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the loanDepot, Inc. 201 Omnibus Incentive Plan (as amended, the “Plan”).
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on June 3, 2025.
(3)    Represents (i) 15,000,000 shares of Common Stock authorized to be issued under the Plan, (ii) 5,112,366 shares of Common Stock authorized for issuance pursuant to the provisions of the Plan providing for an automatic increase in the number of shares reserved and available for issuance under the Plan on January 1 of 2023, 2024, and 2025, and (iii) 22,560,729 shares of Common Stock that may become available for issuance under the Plan as a result of awards that, in whole or in part, are terminated, expire or are otherwise cancelled, including shares withheld for tax.